EXHIBIT 21.1

SUBSIDIARIES

As of September 30, 2021, the following were the Registrant’s significant operating Subsidiaries:

Name: RAAI Lighting, Inc.

Country of Organization: U.S.

Percent Ownership by Registrant: 100.0% by Know Labs, Inc.

Name: Particle, Inc.

Country of Organization: U.S.

Percent Ownership by Registrant: 100.0% by Know Labs, Inc.

Name: AI Mind, Inc.

Country of Organization: U.S.

Percent Ownership by Registrant: 100.0% by Know Labs, Inc.